                                 Exhibit 11.0
                       Computation of Earnings Per Share
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Exhibit 11.0    Computation of Earnings Per Share
-------------------------------------------------

     Basic and diluted earnings per share were determined by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding.

     Stock options are regarded as common stock equivalents and are considered in diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method.

     Earnings per share were determined as follows for the year ended June 30, 1999:

                                    Income          Shares        Per Share
                                  (Numerator)    (Denominator)     Amount
                                  -----------    -------------    ---------
Basic EPS
 Net Income                       $2,021,000     $  1,235,303     $    1.64
                                                                  =========

Effect of Dilutive Securities
 Stock Options                            --           44,175            --
                                  ----------     ------------

Diluted EPS
 Net Income +
 Assumed Conversions              $2,021,000     $  1,279,478     $    1.58
                                  ==========     ============     =========